Exhibit 2.2

PLAN OF CONVERSION

OF

DOVER MOTORSPORTS, INC.

INTO

DOVER MOTORSPORTS, LLC

PLAN OF CONVERSION of Dover Motorsports, Inc., a Delaware corporation (the “Corporation”), into a Delaware limited liability company under the name Dover Motorsports, LLC (the “LLC”) (the “Conversion”).

ARTICLE I

THE CONVERSION

1.1 Surviving Entity. In accordance with the provisions of this Plan of Conversion (this “Plan”), the Delaware General Corporation Law and the Delaware Limited Liability Company Act (together, the “Acts”), at the Effective Time (as defined in Section 1.6 below), the Corporation shall be converted into a Delaware limited liability company and shall change its name to Dover Motorsports, LLC. At the Effective Time, the Delaware corporate form of the Corporation shall cease and the LLC shall continue in existence. The LLC shall succeed, insofar as permitted by law, to all of the rights, assets, liabilities, and obligations of the Corporation.

1.2 Certificates of Conversion and Formation. The Certificate of Conversion from a Delaware Corporation to a Delaware Limited Liability Company, which is attached hereto as Exhibit A (the “Certificate of Conversion”), and the Certificate of Formation of a Limited Liability Company, which is attached hereto as Exhibit B (“Certificate of Formation”) shall be filed with the Delaware Secretary of State, pursuant to the Acts.

1.3 LLC Agreement. The LLC Agreement of the LLC, substantially in the form attached hereto as Exhibit C, shall govern the LLC and shall replace the Bylaws of the Corporation.

1.4 Sole Member of the LLC. The sole stockholder of the Corporation immediately prior to the Effective Time shall be the sole member of the LLC.

1.5 Officers. The officers of the Corporation immediately prior to the Effective Time shall be the initial officers of the LLC.

1.6 Effective Time. Upon the terms and subject to the conditions hereof, the Conversion shall be consummated by filing the Certificate of Conversion and the Certificate of Formation with the Delaware Secretary of State, each in such form as required by, and executed in accordance with, the Acts. The effective time and date of the Conversion shall be 12:01 am on December 23, 2021 (the “Effective Time”).

ARTICLE II

CONVERSION OF INTERESTS

By virtue of the Conversion, all of the shares of capital stock of the Corporation held by its sole stockholder prior to the Effective Time shall be converted into 100% of the membership interests of the LLC.

ARTICLE III

CORPORATION APPROVAL

This Plan has been adopted and approved, in accordance with the Acts, by the Board of Directors and sole stockholder of the Corporation, effective as of the 22 day of December, 2021.

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